Exhibit 99.1

                 Endeavour Pre-Qualifies as Licensee in Norway

    HOUSTON--(BUSINESS WIRE)--Sept. 21, 2004--Endeavour International Corporation (AMEX:END) today announced that the company has been notified by the Ministry of Petroleum and Energy in Norway of its pre-qualification as a licensee on the Norwegian Continental Shelf. The process evaluates the competency of a company from a financial, technical and organizational perspective to participate in exploration and production activities on the Norwegian Continental Shelf. It also considers the company's competency concerning issues related to health, safety and the environment.
    Endeavour's qualification makes it one of about 20 active companies qualified as operator or licensee in Norway.
    "We are gratified that the Ministry of Petroleum and Energy has positively assessed our ability to enhance the value of Norway's natural resources," said John N. Seitz and William L. Transier, co-chief executive officers, responding to the announcement. "Endeavour is very excited about the exploration potential in Norway and intends to be an active participant in this sector."
    Earlier this month, Endeavour was awarded nine production licenses covering 18 blocks off the coast of the United Kingdom in the North Sea. The company was restructured in early 2004 into an independent exploration and production company with a focus on the prolific energy-producing North Sea region.
    Endeavour International Corporation is an international oil and gas exploration and production company primarily focused on the acquisition, exploration and development of energy reserves in the North Sea sectors of the United Kingdom and Norway. The company also holds interests in a gas development project in Thailand. For more information, visit www.endeavourcorp.com.
    Certain statements in this news release should be regarded as "forward-looking" statements within the meaning of the securities laws. These statements speak only of as of the date made. Such statements are subject to assumptions, risk and uncertainty. Actual results or events may vary materially.

    CONTACT: Endeavour International Corporation, Houston
             Janice Aston White, 713-307-8780